NOTICE OF ANNUAL GENERAL MEETING

Notice is hereby given to shareholders that the annual general meeting (“AGM”) of Harmony Gold Mining Company Limited (“Company”) of “Harmony”) will, as contemplated by section 63(2)(a) of the Companies Act 71 of 2008, as amended (“Act”) and clause 19 of the Company’s memorandum of incorporation (“MOI”), be held entirely by electronic communication on Friday, 20 November 2020 at 14:00 (SA time) to conduct the business set out below and to consider, and adopt, if deemed fit, with or without modification, the ordinary and special resolutions set out in this Notice of AGM.

The reason for the holding of the AGM entirely by way of electronic communication is as a result of the COVID-19 pandemic and restrictions on public gatherings. For more information about the online facility and the prescribed procedures and means of connecting thereto, please see the section titled “Electronic Participation” below and in this Notice of AGM.
In terms of section 59(1)(a) and (b) of the Act, the board of directors of the Company (“Board”) has set the record date for the purpose of determining which shareholders of the Company are entitled to:

•	receive the Notice of AGM (being the date on which a shareholder must be registered in the Company’s securities register to receive this Notice of AGM) as 16 October 2020; and

•	participate in and vote at the AGM (being the date on which a shareholder must be registered in the Company’s securities register to participate in and vote at the AGM) as 13 November 2020.
As the AGM will cater for Electronic Participation only, it will not be desirable nor practical for voting to take place by way of show of hands. Accordingly, the chairperson has already determined that all voting will be by way of poll through the facility provided by the electronic online facilities. See further the section set forth at the end of this Notice of AGM under the title: “Electronic Participation”.

PRESENTATION OF ANNUAL FINANCIAL STATEMENTS
The audited consolidated annual financial statements of the Company, incorporating the reports of the auditors, the audit and risk committee, and the directors for the year ended 30 June 2020 will be presented to the shareholders of the Company as required in terms of section 30(3)(d) of the Act, read with section 61(8)(a) of the Act.
The complete audited consolidated annual financial statements of the Company are available on Harmony’s website at www.har.co.za.

PRESENTATION OF GROUP SOCIAL AND ETHICS COMMITTEE REPORT
In accordance with regulation 43(5)(c) of the Act, the social and ethics committee’s report in the Integrated Annual Report 2020 (available at www.har.co.za) will be presented to shareholders at the AGM.

RESOLUTIONS FOR CONSIDERATION AND ADOPTION
1. Ordinary Resolution Number 1:
Election of director
“RESOLVED THAT Boipelo Lekubo be and is hereby elected as a director of the Company with immediate effect.” (See Boipelo Lekubo’s resumé below).

Boipelo was appointed financial director on 3 March 2020, having joined Harmony on 1 June 2017 as chief financial officer. She is a chartered accountant (SA) by profession with extensive experience in group financial management and reporting within the mining industry. Her previous roles include that of chief financial officer of Atlatsa Resources Corporation and financial manager of Northam Platinum Limited. She served as an independent non-executive director of Trans Hex Group Limited from August 2013 until March 2017 and currently serves as an independent non-executive director on the boards of African Rainbow Capital Proprietary Limited and UBI General Partner Proprietary Limited, where she was appointed on 7 June 2018.

The percentage of voting rights required for ordinary resolution number 1 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 1.

2. Ordinary Resolution Number 2:
Re-election of director
“RESOLVED THAT Dr Patrice Motsepe, who retires by rotation at this AGM in accordance with the Company’s MOI, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Dr Patrice Motsepe's resumé below).

Dr Patrice Motsepe was elected chairman of the Harmony board in 2004 following the merger of ARMgold/Harmony and Avmin. In 1994, Dr Motsepe founded Future Mining which grew rapidly to become a successful contract mining company. He then formed ARMgold in 1997 which listed on the JSE in 2002.
In 2003 Dr Motsepe led ARMgold into a merger with Avmin and Harmony. Following the merger Avmin changed its name to African Rainbow Minerals (ARM) and he became the founder and Executive Chairman of ARM.
Dr Motsepe was a partner in one of the largest law firms in South Africa, Bowmans and was also a visiting attorney in the USA with the law firm, McGuireWoods.
In 2002 Dr Motsepe was voted South Africa’s Business Leader of the Year by the chief executive officers of the top 100 companies in South Africa. In the same year, he was the winner of the Ernst & Young Best Entrepreneur of the Year Award.
In 2017 Forbes Magazine commemorated its 100th Anniversary and honoured Dr Motsepe as one of the “100 Greatest Living Business Minds” in the world alongside many prominent global business leaders. He is the only person living on the African continent to be recognized and honoured as one of the “100 Greatest Living Business Minds” in the world.
Dr Motsepe is also the founder and Chairman of Ubuntu-Botho Investments, African Rainbow Capital (ARC), African Rainbow Energy and Power (AREP) and UBI General Partner Pty Ltd. He is also the Deputy Chairman of Sanlam, Chairman of Harmony Gold and President of Mamelodi Sundowns Football Club.
Dr Motsepe is a member Board of Trustees of the World Economic Forum (WEF), the Global Network Advisory Board of the WEF Centre for the Fourth Industrial Revolution and the WEF International Business Council (IBC) which is made up of 100 of the most highly respected and influential chief executives from all industries. He is also a member of the Harvard Global Advisory Council and the International Council on Mining and Metals (ICMM).
His past business responsibilities include being the President of National African Federated Chamber of Commerce and Industry (NAFCOC) from 2002 to 2006, Founding President of Business Unity South Africa (BUSA) from January 2004 to May 2008, Founding President of Chambers of Commerce and Industry South Africa (CHAMSA), President of the Black Business Council (BBC), and the Founding Chairman of the BRICS (Brazil, Russia, India, China, South Africa) Business Council in March 2013.
Dr Motsepe is a recipient of numerous business and leadership awards and recognitions including:

•	Sunday Times Lifetime Achiever Award, 2017;

•	Harvard University Veritas Award for Excellence in Global Business and Philanthropy, 2014;

•	BRICS Business Council, Outstanding Leadership Award, 2014;

•	The Black Management Forum (BMF) Presidential Award for Business Excellence, 2010;

•	McGuireWoods Outstanding Alumnus Awards, 2009;

•	African Business Roundtable, USA, Entrepreneur & Freedom of Trade Award, 2009;

•	South African Jewish Report, Special Board Members Award for Outstanding Achievement, 2004;

•	Afrikaanse Handelsinstituut, MS Louw Award for Exceptional Business Achievement, 2003; and

•	World Economic Forum Global Leader of Tomorrow, 1999.
In January 2013 Dr Motsepe and his wife, Dr Precious Moloi-Motsepe joined the Giving Pledge which was started by Warren Buffett and Bill and Melinda Gates. Dr Motsepe committed to give half of the wealth, which is owned by the Motsepe family to the poor and for philanthropic purposes during his lifetime and that of his wife and beyond. In April 2019, Forbes Magazine stated that US$500 million was donated by the Motsepe family to the poor and for philanthropic purposes.
Dr Motsepe announced on 28 March 2020 that his family, in partnership with companies and organisations that they are associated with, including ARM, pledge R1 billion to assist with South Africa and Africa’s response to the challenges presented by the COVID-19 pandemic.

The percentage of voting rights required for ordinary resolution number 2 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 2.

3. Ordinary Resolution Number 3:
Re-election of director
“RESOLVED THAT John Wetton, who retires by rotation at this AGM in accordance with the Company’s MOI, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See John Wetton’s resumé below).

John was appointed to the board on 1 July 2011. He spent his professional career with Ernst & Young mainly in corporate audit. John also had a business development role across Africa and was part of the team that led the strategic integration of Ernst & Young’s practices throughout sub Saharan Africa. For a number of years he led Ernst & Young’s mining group and acted as senior partner for many of the firm’s major mining and construction clients. He was a member of Ernst & Young’s executive management committee and was, until retirement, a member of the Ernst & Young Africa governance board.

The percentage of voting rights required for ordinary resolution number 3 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 3.

4. Ordinary Resolution Number 4:
Re-election of director
“RESOLVED THAT Joaquim Chissano, who retires by rotation at this AGM in accordance with the Company’s MOI, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Joaquim Chissano’s resumé below).

Joaquim was appointed to the board on 20 April 2005. A former president of Mozambique (1986-2005), he also served as chairman of the African Union for 2003-2004. On leaving the presidency, he established the Joaquim Chissano Foundation for Peace Development and Culture, and has led various international peace initiatives on behalf of the United Nations, the African Union and the Southern African Development Community to Guinea-Bissau, the Democratic Republic of the Congo, Uganda and Madagascar. In 2006, he was awarded the annual Chatham House prize for significant contributions to improving international relations, and, in 2007, he received the inaugural Mo Ibrahim Prize for Achievement in African Leadership. Joaquim was appointed to the global development programme advisory panel of the Bill and Melinda Gates Foundation in December 2009. In 2016, he was awarded the 2015 North-South Prize by the Council of Europe for his contribution to human rights, democracy and world peace, thus promoting global interdependence and solidarity. Recently, in 2018, he received the Companions of Oliver R. Tambo award for his contribution to the eradication of apartheid and the City of Athens Democracy award for his commitment to the advancement of democracy in the world.

The percentage of voting rights required for ordinary resolution number 4 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 4.

5. Ordinary Resolution Number 5:
Re-election of director
“RESOLVED THAT Modise Motloba, who retires by rotation at this AGM in accordance with the Company’s MOI, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Modise Motloba’s resumé below).

Modise was appointed to the board on 30 July 2004. He is the Founder and Chief Executive Officer of Tysys Capital Group Proprietary Limited, a 100% black-owned, managed and controlled niche financial services and investment group with expertise in corporate financial advisory, fund management, wealth, SMME development and finance and principal investments. He has more than 26 years’ working experience in the financial sector both in South Africa and the United States.
He has extensive experience in board leadership of listed and non-listed companies spanning more than 15 years in major sectors and areas such as banking (investment banking and development finance institutions), fund management, insurance, mining, business strategy, governance, transformation, banking regulation, non-banking regulation, business leadership and business organisations leadership.
Modise has also held the following positions:

•	Chairman of Land Bank Insurance

•	Non-executive director of RMB Structured Insurance

•	Member of the South African Financial Markets Advisory Board of the Financial Services Board

•	Non-executive director of Deutsche Bank Securities

•	Non-executive director of Deutsche Bank Securities South Africa

•	Non-executive director of Land Bank

•	Member of the South Africa Reserve Bank’s committee on the revision of the Banks Act

•	President of the Association of Black Securities and Investment Professionals (ABSIP)

•	Executive member of the Black Business Council (BBC)

•	President of Nafcoc/Johannesburg Chamber of Commerce and Industry

•	Non-executive director of the Small Enterprise Foundation

The percentage of voting rights required for ordinary resolution number 5 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 5.

6. Ordinary Resolution Number 6:
Re-election of director
“RESOLVED THAT Mavuso Msimang, who retires by rotation at this AGM in accordance with the Company’s MOI, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Mavuso Msimang’s resumé below).

Mavuso was appointed to the board on 26 March 2011. He has 28 years’ experience in management at executive level and was involved in the successful transformation and restructuring of various state-owned entities over a period of 16 years until 2010.
Mavuso held several senior positions in public sector organisations, including South African Tourism, South African National Parks and the State IT Agency (SITA), where he successively served as chief executive officer. He retired from the civil service in 2010 following a three-year stint as Director-General at the Department of Home Affairs. He has also worked for international development agencies such as the World University Service of Canada and CARE International in Ethiopia and Kenya. He also held senior management positions with the United Nations Children’s Fund and the World Food Programme. Msimang currently serves on various civic society, environmental management and private sector boards. He is also chairman of Corruption Watch and is an outspoken critic of public sector corruption and maladministration.

The percentage of voting rights required for ordinary resolution number 6 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 6.

7. Ordinary Resolution Number 7:
Re-election of audit and risk committee member
“RESOLVED THAT Fikile De Buck, who is a non-executive director of the company, be and is hereby re-elected as a member of the Company’s audit and risk committee, with immediate effect, to hold office until the next annual general meeting.” (See Fikile De Buck’s resumé below).

Fikile was appointed to the board on 30 March 2006. A chartered certified accountant, she was the second person to obtain this qualification in Botswana. She was awarded the Stuart Crystal Prize for Best Accounting Student at Birmingham Polytechnic (UK), now Birmingham University, the first black overseas student to be awarded this prize.
Fikile is a fellow of the Association of Chartered Certified Accountants United Kingdom. From 2000 to 2008, she worked in various capacities, including as chief financial officer and chief operations officer, at the Council for Medical Schemes in South Africa. Prior to that, she worked in various capacities at the Botswana Development Corporation and was its first treasurer. She also served on various boards representing the corporation’s interests, and was the founding chairman of the Credit Guarantee Insurance Corporation of Africa Limited.
She has 24 years’ experience in financial reporting at executive level. Fikile is a director of D&D Company Proprietary Limited, and a non- executive director of Mercedes Benz South Africa Ltd, where she is chairman of the audit committee and a member of the social and ethics committee. She was also appointed a non-executive director of AECI Limited on 1 June 2019. Fikile is the South Africa Chapter President of the Global Forum of Women Entrepreneurs. She was included in the coffee table book, “South Africa’s Most Inspirational Women” (2011). Fikile mentors a number of young people, mostly women. She is also a member of Women in Mining South Africa.

The percentage of voting rights required for ordinary resolution number 7 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 7.

8. Ordinary Resolution Number 8:
Re-election of audit and risk committee member
“RESOLVED THAT Karabo Nondumo, who is a non-executive director of the company, be and is hereby re-elected as a member of the Company’s audit and risk committee, with immediate effect, to hold office until the next annual general meeting.” (See Karabo Nondumo’s resumé below).

Karabo was appointed to the board on 3 May 2013. She is an executive director of KM Capital, an investment holding company with interests in the supply of products and services to the mining, engineering and manufacturing industries. She has held various roles at Vodacom Group Limited including that of executive head of Vodacom Business as well as of Vodacom Group’s mergers and acquisitions. She was inaugural chief executive officer of AWCA Investment Holdings Limited and former head of global market operations at Rand Refinery Proprietary Limited. She was an associate and executive assistant to the former executive chairman at Shanduka Group. She was seconded to Shanduka Coal, where she was a shareholder representative, and also served on various boards representing Shanduka’s interests. She is a qualified chartered accountant, a member of the South African Institute of Chartered Accountants and of African Women Chartered Accountants.
She is an independent non-executive director of Sanlam Limited and Richards Bay Coal Terminal. She is on the advisory board of Senatla Capital, a Trustee of Ubuntu-Botho Women’s Trust and Mabindu Trust.

The percentage of voting rights required for ordinary resolution number 8 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 8.

9. Ordinary Resolution Number 9:
Re-election of audit and risk committee member
“RESOLVED THAT Dr Simo Lushaba, who is a non-executive director of the company, be and is hereby re-elected as a member of the Company’s audit and risk committee, with immediate effect, to hold office until the next annual general meeting.” (See Dr Simo Lushaba’s resumé below).

Simo joined the board on 18 October 2002. He was previously a general manager at Spoornet (Rail and Terminal Services division), was vice president of Lonmin Plc and chief executive of Rand Water. He is a non-executive director on the board of Cashbuild Limited. He facilitates programmes on corporate governance for the Institute of Directors (South Africa), of which he is a member. He was also appointed as an administrator of the South African Post Office in November 2014 to stabilise the organisation and develop a strategic turnaround plan following the resignation of its board. He later became chairman of the board of directors of the South African Post Office, a position he held until December 2016. Previously, he was chairman of the boards of Spescom Limited and Pikitup (Johannesburg), and a director of the Trans-Caledon Tunnel Authority, the Water Research Commission, Rand Water and a member of council for the University of Johannesburg.

The percentage of voting rights required for ordinary resolution number 9 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 9.

10. Ordinary Resolution Number 10:
Re-election of audit and risk committee member
“RESOLVED THAT, subject to ordinary resolution number 3 being passed, John Wetton, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next annual general meeting.” (See John Wetton’s resumé under ordinary resolution number 3).
The percentage of voting rights required for ordinary resolution number 10 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 10.

11. Ordinary Resolution Number 11:
Re-election of audit and risk committee member
“RESOLVED THAT Given Sibiya, who is a non-executive director of the company, be and is hereby re-elected as a member of the Company’s audit and risk committee, with immediate effect, to hold office until the next annual general meeting.” (See Given Sibiya’s resumé below).

Given was appointed to the board on 13 May 2019. She is a Chartered Accountant and until 31 August 2014 was Head: Internal Audit at SekelaXabiso (Pty) Ltd. She has over 29 years’ experience in internal and external auditing, risk management, management consulting, corporate governance and forensic auditing. Prior to joining SekelaXabiso, she spent nine years at SizweNtsaluba VSP where she was
Director: Forensics and where in 2005 she was transferred to the firm’s Corporate Governance Services Division. She also worked for Anglo American Corporation as an internal auditor in the Group Audit Services Department from April 1994 to May 1996. Prior to that, she served articles at KPMG Aiken & Peat from 1991 to early 1994. She has served as a member of the audit & risk committee for a number of entities, including as chairperson of the audit committee for Basil Read Holdings Ltd, South African Express Airways SOC Ltd and Brand South Africa. She currently serves as a non-executive board member of Ithala SOC Ltd, and is an audit committee chairperson of The Presidency and the National Bargaining Council for Rail, Freight and Logistics Industry (NBCRFLI), among others.

The percentage of voting rights required for ordinary resolution number 11 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 11.

12. Ordinary Resolution Number 12:
Re-appointment of external auditors
“RESOLVED THAT PricewaterhouseCoopers Incorporated be and is hereby reappointed as the external auditor of the Company to hold office from this annual general meeting until conclusion of the next annual general meeting.”
The percentage of voting rights required for ordinary resolution number 12 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 12.

13. Ordinary Resolution Number 13:
Approval of remuneration policy
“RESOLVED, as a non-binding advisory vote in accordance with the recommendations of King IV, that the remuneration policy of the Company, as set out in the Integrated Annual Report 2020 (available at www.har.co.za) be and is hereby approved.”
As this matter is non-binding, no minimum voting threshold is needed. However, if 25% (twenty five percent) or more of the voting rights exercised on ordinary resolution number 13 are against such resolution, the Board will commit to implementing the measures set out in the remuneration policy read with King IV.

14. Ordinary Resolution Number 14:
Approval of the implementation report
“RESOLVED, as a non-binding advisory vote in accordance with the recommendations of King IV, that the implementation report of the Company, as set out in the Integrated Annual Report 2020 (available at www.har.co.za) be and is hereby approved.”
As this matter is non-binding, no minimum voting threshold is needed. However, if 25% (twenty five percent) or more of the voting rights exercised on ordinary resolution number 14 are against such resolution, the Board will commit to implementing the measures set out in the implementation report read with King IV.

15. Ordinary Resolution Number 15:
General authority to issue shares for cash
“RESOLVED THAT the Board be and is hereby authorised as a general authority to issue the authorised but unissued shares in the capital of the Company (including the grant or issue of options or convertible securities that are convertible into an existing class of equity securities) for cash (or the extinction of a liability, obligation or commitment, restraint or settlement of expenses) on such terms and conditions as the Board may, from time to time, in its sole discretion deem fit, subject to the Act and the Listings Requirements of the JSE Limited (“JSE Listings Requirements” and “JSE” respectively), provided that:

(a)
the equity securities which are the subject of the issue for cash must be of a class already in issue, or where this is not the case, must be limited to such securities or rights that are convertible into a class already in issue;

(b)	the equity securities must be issued to public shareholders, as defined in the JSE Listings Requirements, and not to related parties;

(c)
securities which are the subject of general issues for cash in the aggregate may not exceed 5% (five percent) of the Company’s shares in issue as at the date of this Notice of AGM, excluding treasury shares - the number of shares available for the issue of shares for cash will therefore be limited to 29 862 526 shares;

(d)
this authority shall be valid until the Company’s next annual general meeting or for 15 (fifteen) months from the date on which this resolution is passed, whichever period is shorter, subject to the requirements of the JSE and any other restrictions set out in this authority;

(e)	the calculation of the Company’s listed equity securities must be a factual assessment of the Company’s listed equity securities as at the date of this Notice of AGM, excluding treasury shares;

(f)	any equity securities issued for cash during the period contemplated in (d) shall be deducted from the number set out in (c);

(g)
in the event of sub-division or consolidation of issued equity securities during the period contemplated in (d), the existing authority will be adjusted accordingly to represent the same allocation ratio;

(h)
the maximum discount at which equity securities may be issued is 10% (ten percent) of the weighted average traded price of such equity securities measured over the 30 (thirty) business days prior to the date that the price of the issue is agreed between the Company and the party subscribing for the securities - the JSE will be consulted for a ruling if the Company’s securities have not traded in such 30 (thirty) business day period; and

(i)
equity securities (of any class) which are the subject of the issue for cash in terms of this general authority, will be aggregated with any securities that are compulsorily convertible into securities of that class and, in the case of the issue of compulsory convertible securities, aggregated with the securities of that class into which they are convertible.”

In terms of the JSE Listings Requirements, the passing of ordinary resolution number 15 requires the approval of at least a 75% (seventy five percent) majority of the votes cast by shareholders of the Company present at the AGM or represented by proxy at the AGM, and entitled to exercise voting rights on ordinary resolution number 15.

16. Special Resolution Number 1:
Pre-approval of non-executive directors’ remuneration
“RESOLVED, as a special resolution in terms of section 66(8), read with section 66(9) of the Act, that the Company be and is hereby authorised to pay the following annual remuneration to its non-executive directors for their services as non-executive directors (together with the value added tax thereon, if applicable) for a period of 2 (two) years from the date of this AGM or until the non-executive directors’ remuneration is amended by way of special resolution of the shareholders of the Company, whichever comes first:

Directors’ remuneration (R’000)

	Board					Committee
Annual Retainer					Atten- dance Fee*	Audit and risk		Social and ethics		Remuneration		Nomination		Investment		Technical
Chairman		Deputy chair	LID** Member Member			Chair Member		Chair Member		Chair Member		Chair Member		Chair Member		Chair Member
Current	1 195.8	518.2	392.9	274.5	21.6	301.6	151.9	231.5	120.3	231.5	120.3	231.5	120.3	231.5	120.3	231.5	120.3
Proposed	1 249.6	541.5	410.6	286.9	22.6	315.2	158.7	241.9	125.7	241.9	125.7	241.9	125.7	241.9	125.7	241.9	125.7
* Only payable per board meeting attended
**Lead independent director
Ad hoc fees: R19 124 ad hoc meeting/attendance to company business per day.

The directors’ remuneration set out above excludes value added tax which the Company is authorised to pay, in addition to the above directors’ remuneration, to those non-executive directors who are obliged to charge value added tax on their directors’ remuneration.
The percentage of voting rights required for special resolution number 1 to be adopted: at least 75% (seventy five percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on special resolution number 1.

ELECTRONIC PARTICIPATION
In light of the restrictions on public gatherings arising from the COVID-19 pandemic, and in accordance with the provisions of the Act and the MOI, the AGM will be conducted entirely through electronic communication. The electronic meeting facilities will permit all participants to be able to communicate concurrently with each other without an intermediary, and to participate reasonably effectively in the meeting. Voting via the electronic facility will be the only method available to shareholders to vote their shares at the AGM.
Shareholders who wish to electronically participate in and/or vote at the AGM are required to complete the Electronic Participation Application Form attached hereto and email same to The Meeting Specialist (Proprietary) Limited (“TMS”) at proxy@tmsmeetings.co.za or contact them on +27 11 520 7950/1/2 as soon as possible, but in any event no later than 11:00 (SA time) on Wednesday, 18 November 2020.
If shareholders wish to participate in the AGM, they should instruct their Central Securities Depository Participant (“CSDP”) or Broker to issue them with the necessary letter of representation to participate in the AGM, in the manner stipulated in their Custody Agreement. These instructions must be provided to the CSDP or Broker by the cut-off time and date advised by the CSDP or Broker, to accommodate such requests.
TMS will assist shareholders with the requirements for electronic participation in, and/or voting at the AGM. TMS is further obliged to validate (in correspondence with Harmony and, in particular, the transfer secretaries and Shareholders’ CSDPs) each such shareholder’s entitlement to participate in and/or vote at the AGM, before providing it with the necessary means to access the AGM and/or the associated voting platform.
Shareholders will be liable for their own network charges in relation to electronic participation in and/ or voting at the AGM. Any such charges will not be for the account of the JSE, Harmony, the Transfer Secretaries and/or TMS.
None of the JSE, Harmony, the Transfer Secretaries or TMS can be held accountable in the case of loss of network connectivity or other network failure due to insufficient airtime, internet connectivity, internet bandwidth and/or power outages which prevents any such Shareholder from participating in and/or voting at the AGM.
Shareholders are strongly encouraged to have a stable internet connection with sufficient bandwidth capabilities to participate in the AGM. Shareholders are strongly encouraged to submit their proxies beforehand, even if they intend to attend the AGM, to ensure that their votes are counted in the event of any delays or disruptions to the shareholder’s network connectivity and/or loss of network connectivity by such shareholder during any part of the AGM.

IDENTIFICATION, PROXIES AND VOTING
Shareholders are reminded that:

•
a shareholder eligible to attend and vote at the AGM is entitled to appoint a proxy (or proxies) to attend, participate in and vote at the AGM in place of the shareholder - shareholders are referred to the proxy form attached to this Notice of AGM in this regard;

•	a proxy need not also be a shareholder of the Company;

•
in terms of section 63(1) of the Act, any person attending or participating in a meeting of shareholders must present reasonably satisfactory identification and the person presiding at the general meeting must be reasonably satisfied that the right of any person to participate in and vote (whether as shareholder or as proxy for a shareholder) has been reasonably verified - acceptable forms of verification include a green bar-coded or smart card identification document issued by the South African Department of Home Affairs, a South African driver’s licence or a valid passport; and

•	this Notice of AGM includes the attached form of proxy.

All beneficial owners whose shares have been dematerialised through a central securities depository participant or broker, other than with “own name” registration, must provide the central securities depository participant or broker with their voting instructions in terms of their custody agreement should they wish to vote at the AGM. Alternatively, they may request the central securities depository participant or broker to provide them with a letter of representation, in terms of their custody agreements, should they wish to attend the AGM.
Unless you advise your central securities depository participant or broker, in terms of your agreement, by the cut-off time stipulated therein, that you wish to attend the AGM or send a proxy to represent you, your central securities depository participant or broker may assume that you do not wish to attend the AGM or send a proxy.

Forms of proxy attached hereto must be dated and signed by the shareholder of the Company appointing a proxy and, for the sake of good order, are urged (but not required) to be submitted to the offices of the transfer secretaries, Link Market Services South Africa Proprietary Limited by no later than 11:00 (SA time) on Wednesday, 18 November 2020.
In compliance with section 58(8)(b)(i) of the Act, a summary of the rights of a shareholder to be represented by proxy is set out immediately below:

•
An ordinary shareholder entitled to attend and vote at the AGM may appoint any individual (or individuals) as a proxy or proxies to attend, participate in and vote at the AGM in the place of such shareholder. A proxy need not be a shareholder of the Company.

•
A proxy appointment must be in writing, dated and signed by the shareholder of the Company appointing a proxy and, subject to the rights of a shareholder to revoke such appointment (as set out below), remains valid only until the end of the AGM.

•	A proxy may delegate its authority to act on behalf of a shareholder of the Company to another person, subject to any restrictions set out in the instrument appointing the proxy.

•
Irrespective of the form of instrument used to appoint a proxy, the appointment of a proxy is suspended at any time and to the extent that the shareholder of the Company who appointed such proxy chooses to act directly and in person in exercising any rights as a shareholder of the Company.

•
Unless the proxy appointment expressly provides otherwise, the appointment of a proxy is revocable by the shareholder of the Company in question cancelling it in writing, or making a later inconsistent appointment of a proxy, and delivering a copy of the revocation instrument to the proxy and to the Company. The revocation of a proxy appointment constitutes a complete and final cancellation of the proxy’s authority to act on behalf of the shareholder of the Company as of the later of (a) the date stated in the revocation instrument, if any; and (b) the date on which the revocation instrument is delivered to the Company as required in the first sentence of this paragraph.

•
If the instrument appointing the proxy or proxies has been delivered to the Company, as long as that appointment remains in effect, any notice required by the Act or the Company’s MOI to be delivered by the Company to the shareholder of the Company, must be delivered by the Company to (a) the shareholder of the Company, or (b) the proxy or proxies, if the shareholder of the Company has (i) directed the Company to do so in writing; and (ii) paid any reasonable fee charged by the Company for doing so.

Attention is also drawn to the notes to the form of proxy.

Completing a form of proxy does not preclude any shareholder of the Company from attending the AGM.
By order of the Board

Harmony Gold Mining Company Limited S Mohatla
Company secretary
Randfontein

23 October 2020

ANNUAL GENERAL MEETING EXPLANATORY NOTES
Presentation of annual financial statements
At the AGM, the directors must present the annual financial statements for the year ended 30 June 2020 to shareholders as required in terms of section 30(3)(d) of the Act, together with the reports of the directors, audit and risk committee and the auditors. These are included in the Integrated Annual Report 2020.

Presentation of group social and ethics committee report
At the AGM, the social and ethics committee must report, through one of its members, on matters within its mandate as required in terms of Regulation 43(5)(c) of the Act.

Ordinary Resolution Number 1:
Election of a director
In accordance with the JSE Listings Requirements, the Company’s MOI, section 68(1) read with section 70(3)(b)(i) of the Act, Boipelo Lekubo’s appointment by the Board as a director of the Company must be confirmed at this AGM of the Company by a new election. (See Boipelo Lekubo’s resumé under ordinary resolution number 1).

Ordinary Resolutions Number 2 to 6:
Re-election of directors
In accordance with the Company’s MOI, one third of directors are required to retire at each annual general meeting and may offer themselves for re-election.
The following directors are eligible and available for re-election:

•	Dr Patrice Motsepe

•	John Wetton

•	Joaquim Chissano

•	Modise Motloba

•	Mavuso Msimang

See their resumés in this notice.

Ordinary Resolutions Number 7 to 11:
Re-election and election of audit and risk committee
In terms of section 94(2) of the Act, a public company must, at each annual general meeting, elect an audit committee comprising at least 3 (three) members who are directors and who meet the criteria of section 94(4) of the Act. Regulation 42 to the Act specifies that one third of the members of the audit committee must have appropriate academic qualifications or experience in the areas as listed in the regulation.
The Board is satisfied that the proposed members of the audit and risk committee meet all relevant requirements.

Ordinary Resolution Number 12:
Re-appointment of external auditors
PricewaterhouseCoopers Incorporated has indicated its willingness to continue in office and ordinary resolution 12 proposes the reappointment of that firm as the Company’s auditors. Section 90(3)of the Act requires the designated audit partner to meet the criteria as set out in section 90(2) of the Act.
The Board is satisfied that both PricewaterhouseCoopers Incorporated and the designated audit partner meet all relevant requirements.

Ordinary Resolution Number 13:
Remuneration policy
King IV recommends that the remuneration policy of the Company be submitted to shareholders for consideration and for an advisory, non-binding vote to give shareholders an opportunity to indicate their support for or opposition to the material provisions of the remuneration policy.

Ordinary Resolution Number 14:
Approval of Implementation report
King IV recommends that the implementation report of the Company be submitted to shareholders for consideration and for an advisory, non-binding vote to give shareholders an opportunity to indicate their support for or opposition to the material provisions of the implementation of the remuneration policy.

Ordinary Resolution Number 15:
General authority to issue shares for cash
Ordinary resolution number 15 seeks to give the directors authority to issue the Company’s listed securities for cash as permitted by the Act, the Company’s MOI and the JSE Listings Requirements.
The Board confirms that there is no specific intention to use this authority as at the date of this Notice of AGM, but considers it advantageous to have the flexibility to take advantage of any business opportunity that may arise in future.

Special Resolution Number 1:
Pre-approval of non-executive directors’ remuneration
In terms of section 66(8) read with section 66(9) of the Act, companies may pay remuneration to directors for their services as directors unless otherwise provided by the MOI and on approval of shareholders by way of a special resolution. Executive directors are not specifically remunerated for their services as directors but as employees of the Company and, as such, the resolution, as included in this Notice of AGM, requests approval only for the remuneration paid to non- executive directors for their service as directors of the Company.
The proposed fees are recommended for approval for a period of 2 (two) years from the date of this AGM or until such time as the non-executive directors’ remuneration is amended by way of special resolution of shareholders, whichever comes first.

Shareholders and proxies attending the AGM are reminded that section 63(1) of the Act requires that reasonably satisfactory identification be presented for such shareholder or proxy to be allowed to attend or participate in the meeting.

FORM OF PROXY

To be completed by certificated
shareholders and dematerialised
shareholders with ‘own name’
registration only

For use by certificated shareholders and dematerialised shareholders with “own-name” registration who are unable to attend and vote at the AGM of Harmony to be held entirely by electronic communication on Friday, 20 November 2020 at 14:00 (South African Standard Time) or at any adjournment thereof.
Dematerialised Shareholders without “own-name” registration must not complete this Form of Proxy but should timeously inform their nominee, or, if applicable, their CSDP or stockbroker of their intention to attend the AGM electronically and request such nominee, CSDP or stockbroker to issue them with the necessary letter of representation to attend or provide such nominee, CSDP or stockbroker with their voting instructions should they not wish to attend the AGM electronically but wish to be represented by proxy at such meeting. Such shareholders must not return this Form of Proxy to the Transfer Secretaries.
Each Shareholder is entitled to appoint a proxy (who need not be a member of the Company) to attend, speak and vote in place of that Shareholder at the AGM. Please read the notes to this form of proxy below.

I/We (please print names in full)
of (address)
being the holder/s of	shares in the Company, do hereby appoint:
1	or, failing him/her
2	or, failing him/her

The chairman of the annual general meeting, as my/our proxy to attend, speak and, on a poll or ballot, vote on my/our behalf at this annual general meeting of members or at any adjournment, and to vote or abstain from voting as follows on the ordinary and special resolutions to be proposed at such meeting:

ORDINARY RESOLUTIONS	FOR	AGAINST	ABSTAIN
Ordinary Resolution Number 1: To appoint Boipelo Lekubo as a director
Ordinary Resolution Number 2: To re-elect Dr Patrice Motsepe as a director
Ordinary Resolution Number 3: To re-elect John Wetton as a director
Ordinary Resolution Number 4: To re-elect Joaquim Chissano as a director
Ordinary Resolution Number 5: To re-elect Modise Motloba as a director
Ordinary Resolution Number 6: To re-elect Mavuso Msimang as a director
Ordinary Resolution Number 7: To re-elect Fikile De Buck as a member of the audit and risk committee
Ordinary Resolution Number 8: To re-elect Karabo Nondumo as a member of the audit and risk committee
Ordinary Resolution Number 9: To re-elect Dr Simo Lushaba as a member of the audit and risk committee
Ordinary Resolution Number 10: To re-elect John Wetton as a member of the audit and risk committee
Ordinary Resolution Number 11: To elect Given Sibiya as a member of the audit and risk committee
Ordinary Resolution Number 12: To reappoint the external auditors
Ordinary Resolution Number 13: To approve the remuneration policy
Ordinary Resolution Number 14: To approve the implementation report
Ordinary Resolution Number 15: To give authority to issue shares for cash
SPECIAL RESOLUTION
Special Resolution Number 1: To pre-approve non-executive directors’ remuneration

Please indicate with an ‘X’ in the appropriate spaces above how you wish your vote to be cast. If no indication is given, the proxy may vote or abstain as he/she sees fit.

Signed at this day of 2020
Signature
Assisted by me, where applicable (name and signature)

Completed Forms of Proxy must be dated and signed by the shareholder appointing a proxy and must be lodged electronically with Link Market Services South Africa Proprietary Limited. Shareholders are urged to electronically deliver their completed Form of Proxy by no later than 11:00 (SA time) on Wednesday, 18 November 2020 to meetfax@linkmarketservices.co.za.

Please read the notes and instructions on the reverse side.

NOTES TO FORM OF PROXY

1.	A Form of Proxy is only to be completed by those shareholders who are:

•	registered holders of shares in certificated form; or

•	holders of dematerialised shares of the Company in their own name.

2.
If you have already dematerialised your shares through a CSDP or broker and wish to attend the AGM, you must request your CSDP or broker to provide you with a letter of representation or instruct your CSDP or broker to vote by proxy on your behalf in terms of the agreement entered into between yourself and your CSDP or broker.

3.
A shareholder may insert the name of a proxy or the names of two alternative proxies of the Shareholder’s choice in the space provided. The person whose name stands first on the Form of Proxy and who is present at the AGM will be entitled to act to the exclusion of those whose names follow.

4.
On a poll, a shareholder who is present or represented by proxy will be entitled to that proportion of the total votes in the Company which the aggregate amount of the nominal value of the shares held by him/her bears to the aggregate amount of the nominal value of all the shares issued by the Company.

5.
A shareholder’s instructions to the proxy must be indicated by inserting the relevant numbers of votes exercisable by the shareholder in the appropriate box. Failure to comply will be deemed to authorise the proxy to vote or to abstain from voting at the AGM as he/ she deems fit in respect of all the shareholder’s votes exercisable. A shareholder or the proxy is not obliged to use all the votes exercisable by the shareholder or by the proxy, but the total of votes cast and in respect of which abstention is recorded may not exceed the total of votes exercisable by the shareholder or by the proxy.

6.
Forms of Proxy (enclosed) must be dated and signed by the shareholder appointing a proxy and must be lodged electronically with Link Market Services South Africa Proprietary Limited. Shareholders are urged to electronically deliver their completed Form of Proxy by no later than 11:00 (SA time) on Wednesday, 18 November 2020 to the offices of the Transfer Secretaries, Link Market Services South Africa

Proprietary Limited, 13th Floor, Rennie House, 19 Ameshoff Street, Braamfontein, Johannesburg, 2001 (PO Box 4844, Johannesburg, 2000, fax number: +27 86 674 2450, email meetfax@linkmarketservices.co.za).

7.
Completing and lodging this Form of Proxy will not preclude the relevant shareholder from electronically attending the AGM and speaking and voting electronically to the exclusion of any proxy appointed in terms hereof.

8.
Documentary evidence establishing the authority of a person signing this Form of Proxy in a representative capacity or other legal capacity must be attached to this Form of Proxy, unless previously recorded by the transfer secretaries or waived by the chairman of the AGM.

9.	The completion of blank spaces overleaf need not be initialled. Any alteration or correction made to this Form of Proxy must be initialled by the signatory/ies.

10.	Despite the aforegoing, the chairman of the AGM may waive any formalities that would otherwise be a prerequisite for a valid proxy.

11.
If any shares are jointly held, all joint shareholders must sign this Form of Proxy. If more than one of those shareholders is present at the AGM either electronically or by proxy, the person whose name appears first in the Register will be entitled to vote

Harmony Gold Mining Company Limited
(Incorporated in South Africa)
(Registration number: 1950/038232/06)JSE share code: HAR ISIN: ZAE000015228 JSE share code: HAR NYSE: HMY
(“Harmony” or the “Company”)

ELECTRONIC PARTICIPATION FORM

ELECTRONIC PARTICIPATION IN THE HARMONY GOLD MINING COMPANY LIMITED ELECTRONIC ANNUAL GENERAL MEETING TO BE HELD ON 20 NOVEMBER 2020

•
Shareholders or their proxies who wish to participate in the annual general meeting via electronic communication (“Participants”), must apply to the Company’s meeting scrutineers to do so by e-mailing the form below (“the application”) to the e-mail address of the Company’s meeting scrutineers, The Meeting Specialist (Proprietary) Ltd (“TMS”), by no later than 11:00 (SA time) on 18 November 2020. The e-mail address is as follows: proxy@tmsmeetings.co.za

•
Shareholders who have dematerialised their shares, other than those shareholders who have dematerialised their shares with ‘own name’ registration, should contact their Central Securities Depository Participant (“CSDP”) or broker in the manner and time stipulated in their agreement with their CSDP or Broker:

•	to furnish them with their voting instructions; and

•	in the event that they wish to participate in the meeting, to obtain the necessary authority to do so.

•
Participants will be able to vote during the annual general meeting through an electronic participation platform. Such participants, should they wish to have their vote(s) counted at the annual general meeting, must provide TMS with the information requested below.

•
Each shareholder, who has complied with the requirements below, will be contacted between 19 and 20 November 2020 via email/mobile with a unique link to allow them to participate in the electronic annual general meeting.

•	The cost of the participant’s phone call or data usage will be at his/her own expense and will be billed separately by his/her own telephone service provider.

•	The cut-off time, for administrative purposes, to participate in the meeting will be 11:00am (SA time) on 20 November 2020.

•	The participant’s unique access credentials will be forwarded to the email/mobile telephone provided below.

APPLICATION FORM

Name and surname of shareholder

Name and surname of shareholder representative (if applicable)

ID number of shareholder or representative Email address
Mobile/cell number Telephone number
Name of CSDP or Broker
(if shares are held in dematerialised format) SCA number/Broker account number or Own name account number
Number of shares

Signature Date
By signing this form, I agree and consent to the processing of my personal information above for the purpose of participation in the general meeting.

TERMS AND CONDITIONS FOR PARTICIPATION AT THE HARMONY GOLD MINING COMPANY LIMITED ANNUAL GENERAL MEETING TO BE HELD ON 20 NOVEMBER 2020 VIA ELECTRONIC COMMUNICATION

•
The cost of dialling in using a telecommunication line/webcast/web-streaming to participate in the annual general meeting is for the expense of the participant and will be billed separately by the participant’s own telephone service provider.

•
The participant acknowledges that the telecommunication lines/webcast/web-streaming are provided by a third party and indemnifies Harmony Gold Mining Company Limited, the JSE Limited and TMS and/or their third party service providers against any loss, injury, damage, penalty or claim arising in any way from the use or possession of the telecommunication lines/webcast/web-streaming, whether or not the problem is caused by any act or omission on the part of the participant or anyone else. In particular, but not exclusively, the participant acknowledges that he/she will have no claim against Harmony Gold Mining Company Limited, the JSE Limited and TMS and/or its third party service providers, whether for consequential damages or otherwise, arising from the use of the telecommunication lines/webcast/web-streaming or any defect in it or from total or partial failure of the telecommunication lines/webcast/web-streaming and connections linking the telecommunication lines/ webcast/web-streaming to the annual general meeting.

•
Participants will be able to vote during the annual general meeting through an electronic participation platform. Such participants, should they wish to have their vote(s) counted at the annual general meeting, must act in accordance with the requirements set out above.

•	Once the participant has received the link, the onus to safeguard this information remains with the participant.

•	The application will only be deemed successful if this application form has been fully completed and signed by the participant and delivered or e-mailed to TMS at proxy@tmsmeetings.co.za

Shareholder name:

Signature:

Date:

Important: You are required to attach a copy of your identity document/driver’s licence/passport when submitting the application.

DIRECTORATE AND ADMINISTRATION

HARMONY GOLD MINING COMPANY LIMITED
Harmony Gold Mining Company Limited was incorporated and registered as a public company in South Africa on 25 August 1950
Registration number: 1950/038232/06

Corporate office
Randfontein Office Park
PO Box 2, Randfontein 1760, South Africa Corner Main Reef Road and Ward Avenue, Randfontein, 1759, South Africa
Telephone: +27 11 411 2000
Website: www.harmony.co.za
DIRECTORS
PT Motsepe* (chairman)
JM Motlaba* (deputy chairman)
M Msimang*^ (lead independent director) PW Steenkamp** (chief executive officer) BP Lekubo** (financial director)
HE Mashego** (executive director) JA Chissano*#^
FFT De Buck*^
Dr DSS Lushaba*^ HG Motau*^
KT Nondumo*^ VP Pillay*^
GR Sibiya*^ JL Wetton*^ AJ Wilkens*
* Non-executive
** Executive
^ Independent
# Mozambican

INVESTOR RELATIONS
E-mail: HarmonyIR@harmony.co.za
Telephone: +27 11 411 2314 or +27 82 759 1775
Website: www.harmony.co.za
GROUP COMPANY SECRETARY
Shela Mohatla
E-mail: companysecretariat@harmony.co.za

TRANSFER SECRETARIES
Link Market Services South Africa (Proprietary) Limited
(Registration number 2000/007239/07)
13th Floor, Rennie House, Ameshoff Street, Braamfontein Johannesburg, South Africa
PO Box 4844, Johannesburg, 2000, South Africa E-mail: info@linkmarketservices.co.za
Telephone: +27 861 546 572 (South Africa)
Fax: +27 86 674 2450

ADR* DEPOSITARY
Deutsche Bank Trust Company Americas
c/o American Stock Transfer and Trust Company
Operations Centre, 6201 15th Avenue, Brooklyn, NY11219, United States
E-mail queries: db@astfinancial.com
Toll free (within US): +1-886-249-2593 Int: +1-718-921-8137
Fax: +1-718-921-8334
*ADR: American Depositary Receipts

SPONSOR
JP Morgan Equities South Africa (Proprietary) Ltd
1 Fricker Road, corner Hurlingham Road, Illovo Johannesburg, 2196, South Africa
Private Bag X9936, Sandton, 2146, South Africa
Telephone: +27 11 507 0300
Fax: +27 11 507 0503

TRADING SYMBOLS
JSE: HAR NYSE: HMY
ISIN: ZAE 000015228